Telesis Technology Corporation Sells Commercial Products Division to Global Technology Components, LLC.

Palmetto, Florida – January 17th, 2006 – Telesis Technology Corporation (OTC: TLST) today announced that it has sold its Commercial Products Division (CPD) to privately held Global Technology Components, LLC (GTC) in an all cash transaction.  The details of the agreement and purchase price were not disclosed.  The transaction closed January 13th, 2006 and will positively impact the corporation’s balance sheet.  The sell side of the transaction was represented by The Sinclair Group of Sarasota, Florida.

 "Selling this non core asset provides the corporation with a direct organic infusion of cash," said Hasit Vibhakar, President of Telesis. "Selling this division will allow us to focus on our core Aerospace & Defense business and infrastructure build out in Superior, Nebraska.  This transaction provides a very positive return on our equity and investment.”  Commenting on the acquisition, Mr. Randy Kraft, President of GTC stated, "Telesis CPD is an established business division that fits well with our current business.  We instantly acquire some very large global clients, existing sales, trained employees and management as part of the transaction."

About Telesis Technology Corporation

Telesis Technology Corporation is a diversified Aerospace and Defense Contractor.  Telesis Technology Corporation has several operating divisions with main locations in Nebraska and Florida.  Company information can be obtained at http://www.telesistechnology.com

About Global Technology Components, LLC

Global Technology Components, LLC provides electronic component distribution, supply chain management, and engineered technology solutions. The Company has several International Sales Locations.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com